                                                                   EXHIBIT 10.25




                        WARRENVILLE WOODS OFFICE COMPLEX

                                      LEASE

1.  DATE OF LEASE     April 15, 2000

2.  TERM              April 1, 2000 (or tenth business day after Lessee's date
                      of acceptance of premises) through December 31, 2005

3.  LESSOR            TJR Management
                      P.O. Box 628
                      Warrenville, IL  60555

4.  LESSEE            Talarian
                      333 Distel Circle
                      Los Altos, CA  94022-1404

5.  PROPERTY          Suites #205, 206, 207, 208, 209, 301, 302, 303, 304, 305,
                      306, 307, 308, 309
                      29W110 Butterfield Road
                      Warrenville, IL  60555

6.  PREMISES          Square Footage:       5,350 Second Floor
                      Square Footage:       8,000 Third Floor

7.  BUSINESS

8.  DEPOSIT           $6,945.00 Upon acceptance, as security deposit
                                                                 PAID 12/15/1999
                      $10,000.00 Upon acceptance, as security deposit for third
                      floor due by May 15, 2000
                      $6,945.00 First months rent                PAID 12/15/1999
                      $175.00 For (2) signs outside              PAID 12/15/1999
                      $175.00 For (2) more signs due by May 15, 2000

9.  RENT SCHEDULE

                                                                     MGT. & MAINT.
                        BASE RENT         TAXES           INSURANCE       FEES          TOTAL
Months 1 through 9       5,307.33               676.38      106.10    156.04/695.50    6,941.35
Months 10 through 22    13,307.33             1,687.78      264.75  389.38/1,735.50   17,384.74
Months 23 through 35    13,973.29     TO BE DETERMINED
Months 36 through 48    14,671.95     TO BE DETERMINED
Months 49 through 60    15,405.54     TO BE DETERMINED
April 2000, May 2000, June 2000 - $3,333.33 each month to hold the third floor

Due the 1st of every month: Base rent and all pro-rated taxes, insurance and maintenance & management fees.


Lease is calculated at $12.00 per square foot from month 1 through 12 at a 5% per one year base rent.

Maintenance fees based on $1.56 per square foot and will be re-calculated annually, in December, along with real estate taxes and insurance. Management fees based on a $.35 per square foot.

In consideration for rental of the 3rd floor at no charge from July 1, 2000 through Dec. 31, 2000, Talarian will grant Tim Raymond an option to purchase 6,000 shares of Talarian stock at a price of $3.18 per share. And will send out the stock agreement to Tim Raymond within 2 weeks of signing the lease. This shall be a fully vested standard stock agreement on the day Talarian stock goes public, which will be a ten year option to purchase the stock. Also, I would like the option of purchasing additional shares of stock at the IPO offering.

10. UTILITY & MAINTENANCE CHARGES. During the period in which Lessee occupies the Premises, Lessee shall pay or reimburse Lessor for all utility charges and maintenance charges applicable to the Premises, including and limited to electricity, gas, water, sewer, garbage, lawn and shrubbery maintenance, cleaning or driveway maintenance or sign for each owner, snow removal, outside canopy maintenance charges, cleaning and maintenance (including common areas). Private contractor charges to be usual and customary for similar service and for the local area. Said charges shall be paid by Lessee in full service and for the local area. Said charges shall be paid by Lessee in full if metered to the Premises or directly charges applicable to the Premises. In the case of shared expenses, Lessee shall pay its prorated share of said expenses, providing that Lessor submits detailed basis of computation and photocopies of paid receipts and invoices in a timely manner but no less than annually. Snow removal and any other pertinent charges to be specifically allocated.

11. TAXES. Lessee shall pay its prorated share of the real estate taxes, special assessments, and other governmental charges which become payable during the period of time for which such taxes or charges are levied; provided, however, that the payments required of Lessee hereunder shall be prorated in the event that Lessee has not occupied the Premises for the full twelve month period immediately preceding the required payment date. If an adjustment is needed at the end of the year, Lessee shall pay to Lessor any amount owed within thirty days of billed date. Lessor shall credit Lessee any amount owed within thirty days of billed date. Payment may be made on a monthly basis as agreed by both parties.

12. INSURANCE. Lessee shall pay its prorated share of the insurance premiums paid by Lessor for fire and casualty insurance during the period in which Lessee occupies the Premises provide coverage is limited to levels acceptable to Lessee. Lessee indemnifies and holds Lessor harmless from any claim against or cost incurred by Lessor resulting directly or indirectly from Lessee's negligent acts or omissions; provided, however, that this indemnity shall not apply to any such claims directly resulting from the negligence of Lessor or its agents.

13. ASSIGNMENT AND SUBLETTING. Lessee shall not assign its interest in this Lease or sublet the Premises without the prior written consent of Lessor, which consent shall not be unreasonably withheld.

14. CONDITIONS OF POSSESSION AND TERMINATION. Lessee will examine the Premises and will accept the same in the condition in which they appear as of the date of Lessee's occupancy, and Lessee acknowledges that no representations have been made by Lessor relating to the condition of the Premises, other than by separate written agreement. Upon the expiration of this Lease, Lessee shall deliver up possession of the Premises to the Lessor in the same condition, ordinary wear and tear excepted.

15. ACCESS OF LESSOR. Lessor shall have access to the Premises during reasonable hours if necessary, provided that Lessor provides to Lessee reasonable notice of said access.

16. REPAIR & DAMAGE. Lessee, at Lessee's expense, shall keep the premises in a good state of repair, which shall include the necessary replacement of any plate glass, windows, storms, and screen windows, fixtures, or equipment on the premises, and Lessee shall repair promptly, at Lessee's expense any damage to the interior of Premises or the property of which the Premises are a part (roof, exterior walls included), which damage results from Lessee's negligent use or occupancy of the Premises. All damage due to ground settlement or construction defects will be repaired at Lessor's expense.

      HVAC equipment replacement to be at expense of Lessor. Lessee is to maintain HVAC, but commencing in the third lease year this liability will be subject to a limit of one repair service call per month for not more than two successive months before Lessor assumes liability. If the Premises are rendered substantially untenantable (i.e., more than twenty percent of usable square footage) by fire, construction faults or other casualty, not caused by Lessee, upon written notice to the other during said thirty-day period of untenantability, rent shall abate, as of the date if such casualty and utility such time as repairs are made by Lessor to the satisfaction of Lessee. Lessor agrees to make any necessary repairs to the exterior and structural portions of the improvements including but not limited to roofs, walls, canopies, office front, exterior doors, driveways, parking and service facilities and to repaint all exterior painted portions of said improvements when necessary, but in no event less than once every five (5) years; provide and maintain adequate connections with the local water supply, sewerage system, gas, electrical, and alterations, repairs and replacements, interior and exterior, when necessary as a result of faulty construction of Lessor's failure to promptly discharge its obligations itemized herein, pay all permit and inspection fees (including without limitation driveway fees) imposed by governmental authorities, except fees relating to Lessee's business and signs.

17. SUBORDINATION. Lessee agrees to subordinate this Lease to any mortgage or trust deed which hereafter may be placed on the property of which the Premises are a part, provided that said mortgagee or trustee agrees to recognize Lessee's rights under this Lease.

18. LESSOR AND LESSEE REMEDIES. In the event either party is in default under one or more of the provisions of this Lease, the other party shall have all of the rights and remedies afforded to it by law.

19. PAYMENTS. All payments of rent shall be due on the first of each month and deemed late after the fifth of each month, and all other payments and reimbursements required by this Lease shall be payable within ten (10) days after receipt of notice thereof. If rent or other payments are not received when due as provided herein, a five percent (5%) penalty will result. Lessee also agrees not to prepay rent more than one month at the time.

20. NOTICES. Required notices shall be sent to such addresses as the parties may from time to time in writing direct, and failing such directions, notices, shall be sent to the Lessee at the Premises and to the Lessor at: P.O. Box 628, Warrenville, Illinois 60555.

21. MISCELLANEOUS. This Lease shall be binding upon the parties' agent, successors and assigns. All remedies provided for herein shall be non-exclusive. All clauses and paragraphs herein contained shall be severable from all others. All genders and singulars shall include all other genders and plurals. Lessor may at any time and from time to time promulgate customary and reasonable "rules" for the care and occupancy of the Premises, provided such "rules" are universally applied to all tenants of the center.

22. OPTION TO EXTEND TERM. Lessee shall have the options to three (3) successive extensions of the term of this Lease for (5) full lease years with respect to each such option, subject to the terms, covenants and provisions of this Lease except as hereafter provided. Lessee may exercise each said option by giving Lessor written notice, not less than four (4) months prior to the beginning of each such period of extension. The word "term" whenever used context otherwise requires. Lessee's base rent increase may not exceed the greater of the Consumer Price Index's increase over the "base year" of the U.S. Government's fiscal year ending or six percent which ever is less.

23. INTERIOR CONDITION. Lessee shall accept the space in accordance with the attached "Tenant Specification Sheet" and plans which will be mutually agreed by both parties hereto.

24. SIGNS: OFFICE FRONTS. Lessee shall not, without Lessor's prior written consent (a) make any structural changes to or paint the office front; or (b) install any exterior lighting, decorations, or paintings; or (c) erect or install signs of any type which can be viewed from the exterior of the Demised Premises, without the prior written consent of Lessor.

All signs, decorations and advertising media shall conform in all respects to the sign criteria established by Lessor for the Office Complex time to time in the exercise of its sole discretion and shall be subject to the prior written approval of the Lessor as to construction, method of attachment, size, shape, height, lighting, color and general appearance. All signs shall be kept in good condition and in proper operating order at all times.

Lessor shall supply and maintain exterior signage at Lessor's discretion and at Lessee's expense.

25. LESSEE'S IMPROVEMENTS. Subject to Lessor's prior written approval of all plans and specifications, Lessee shall at Lessee's sole cost and expense construct with respect to the Premises, interior partitions, interior office front fixtures, and interior signing. Prior to making such improvements, Lessee shall consult with Lessor's architect at Lessee's cost. All of Lessee's work shall be done in accordance with all applicable statutes, ordinances, regulations and codes. Lessee shall deposit with Lessor, for Lessor's inspection, full waivers of lien for all labor, materials and supplies involved within seven (7) days of substantial completion of said work and prior to making any payment for any such work, provided that Lessee is in receipt of such lien waivers from the respective laborers and materialmen. If Lessee fails to deposit said waivers and Lessor is required to pay for any work done, then any sums so paid by Lessor and all costs incurred in connection therewith, including reasonable attorney's fees, shall be immediately due

Lessor. Such sums not paid by Lessee within 30 days from written demand shall earn interest at the rate of eighteen (18) percent per annum. All of the aforesaid leasehold improvements (except trade fixtures) shall become the property of Lessor upon termination of this Lease.

26. USE OF PREMISES. The premises may be used only for general office practice or for such other uses with the prior written consent of Lessor. Lessee shall use in the transaction of business in the Premises the trade name listed here and no other trade name without the prior written consent of Lessor. Lessee shall not at any time leave the Premises vacant, but shall in good faith continuously throughout the term of this Lease conduct and carry on in the entire Premises the type of business for which the Premises are leased. Lessee shall, except during reasonable periods of repairing, cleaning and decorating keep the Premises open to the public for business with adequate and competent personnel in attendance on all days and during all hours (including evenings) established by Lessee from time to time as office hours, and during any other day hours when the Office Complex generally is open to the public for business, except to the extent Lessee may be prohibited from being open for business by applicable law, ordinance, governmental regulation or general business conditions.

Lessee shall not, without Lessor's prior written consent, keep anything within the Premises for any purpose which increases the insurance premium cost or invalidates any insurance policy carried on the Premises or other part of the Office Complex. Lessee shall pay as additional rent, upon demand of Lessor, any such increased premium cost due to Lessee's use or occupation of the Premises.

Lessee shall not conduct within the Premises any fire, auction or bankruptcy sales or operate within the Premises a "wholesale" or "factory outlet" office, a "cooperative" office, a "second hand" office, a "surplus" store or a store commonly referred to as a "discount house." Lessee shall not advertise that it sells products or services are "discount," "cut-price," or "cut-rate" prices. Lessee shall not permit any objectionable or unpleasant odors to emanate from the Premises, nor place or permit any radio, television, loudspeaker or amplifier on the roof or outside the Premises or where the same can be seen or heard from outside the building or distribute leaflets or other advertising material in the Common Area; nor take any other action which in the exclusive judgment of Lessor would constitute a nuisance or would disturb or endanger other tenants of the Office Complex or unreasonably interfere with their use of their respective premises, not do anything which would tend to injure the reputation of the Office Complex.

Lessee shall take good care of the Premises and keep the same free from waste at all times. Lessor shall keep the Premises and sidewalks, service-ways and area adjacent to the Premises neat, clean and free from dirt, rubbish, insects, and pests at all times, and shall remove all trash and garbage within the Premises. Lessee will store all trash and garbage within the area designated by Lessor for such trash pickup and removal and only in receptacles of the size, design and color from time to time prescribed by Lessor. Receiving and delivery of goods and merchandise and removal of garbage and trash shall be made only in the manner and areas from time to time prescribed by Lessor. Lessor will designate scavenger service company for collection of all trash and garbage. Lessee shall not operate an incinerator or burn trash or garbage within the Office Complex.

Lessee shall maintain all windows in a neat, attractive condition.

Lessee shall procure, at its sole expense, any permits and licenses required for the transaction of business in the Premises and otherwise comply with all applicable laws, ordinance and governmental regulations.

27. EXCLUSIVE RIGHTS. Lessee covenants that during the term of this Lease and any extensions or renewals thereof, the office premises nor any part thereof in the Warrenville Woods Office Complex, other than leased premises, shall not be used or occupied, without Lessor's written agreement, for the retail selling of convenient food store products including deli items, fast food of any kind for the consumption on or off the premises, the sale of cigarettes other than by vending machine, automatic teller machine, post office substation or drop site, lottery/lotto game ticket sales, or as a health center, pool hall, electronic game center, fast food restaurant, snack shop, bar/tavern, or liquor store. In the event of a breach or threatened breach of said covenant, Lessor shall be entitled to injunctive relief and any other appropriate remedy.

28. COMPLIANCE. Lessor covenants that Lessor is and will remain in full compliance with any and all governmental regulations regarding use and occupancy of the Center and its site.

29. OCCUPANCY. The term of this Lease shall begin on the earlier of (i) the day Lessee opens for business with the public in the leased premises, or (ii) the tenth (10) business day following the acceptance by Lessee of a) the improvements to be constructed on the leased premises or whichever is earlier. Lessor agrees to notify Lessee ten (10) days in advance of the time when Lessee can commence Lessee's Work. Lessee agrees to commence such work forthwith and diligently carry it to completion. Lessee shall be allowed reasonable time for the completion of Lessee's Work and shall not have opened its office for business as provided herein, then Lessee's rental shall nevertheless commence on the date on which Lessee should have opened for business in accordance with the foregoing schedule at the rate of 1/15th of the monthly amount of Lessee minimum Rent payment per day until Lessee shall open for business.

30. PARKING/ Lessor shall require all tenants and occupants of the Office Complex and their employees to park their automobiles in a portion of the parking area designated for such purpose, which area shall be located in the part of the Office Complex least likely to be used by the customers of Lessee and other tenants and occupants of the Office Complex. At no time may Lessee or employees of Lessee be permitted to park a disabled vehicle, mobile home, trailer, trailer, boat or any other recreational vehicle in the Office Complex parking area.

31. PAY TELEPHONE. Lessee agrees that no pay telephones may be installed on behalf of Lessee on Pylons between tenant spaces without the approval of Lessor.

32. NOTIFICATION. Lessee agrees to give written notice 30 days before any termination or surrender of the lease prior to maturity to:

TJR Management Co., P.O. Box 628, Warrenville, ILL.  60555

Or such other addresses as Lessor may direct from time to time, in writing. If written notification is not given 30 days before termination or surrender of the lease, Lessee will then forfeit its Security Deposit.

33. Either party shall have 30 business days to cure any default under the terms of this lease provided that nondefaulting party so notifies in writing the defaulting party as to such default.

Any parties signing this agreement on behalf of any corporation acknowledge that they have authority from their respective boards of directors to execute this lease.

In Witness Whereof, the parties hereto have executed this Lease the date first above written.


Lessor:                                      Lessee:



TJR Management Co.                           Talarian Corporation

/s/ TIMOTHY J. RAYMOND                       /s/ MICHAEL A. MORGAN    5/15/00
-----------------------------------          -----------------------------------
                                             Signature & Date